Exhibit 10.9
[REUNION HOSPITALITY TRUST, INC. LETTERHEAD]
__________ ___, 20__
[NAME]
[ADDRESS]

Re:	Director Compensation
Dear                     :
          On behalf of Reunion Hospitality Trust, Inc. (the “Company”), I am pleased to summarize in this letter agreement (this “Agreement”) the terms relating to the compensation that you may be entitled to receive in connection with your service as a non-executive director on the Board of Directors of the Company (the “Board”).
1.	Initial Restricted Share Grant. Subject to your continuous service as a non-executive director on the Board from the date hereof through the completion of the Company’s initial public offering (“IPO”) and concurrent private placement (together with the IPO, the “Offering”), upon completion of the Offering you will receive a grant of a number of restricted shares of the Company’s common stock, par value $0.001 (“Common Stock”), equal to $100,000 as determined based on the per share price for the Common Stock in the IPO and rounding up to nearest whole number of shares of Common Stock (the “Initial Grant”). The Initial Grant will be subject to the terms and conditions of the form of Restricted Share Agreement attached hereto as Exhibit A.

2.	Second Restricted Share Grant. Subject to your continuous service as a non-executive director on the Board from the date hereof through the achievement of the Capital Deployment Hurdle (as defined on Exhibit B attached hereto), upon the achievement of the Capital Deployment Hurdle, as determined by the Company in its sole discretion, you will receive a grant of a number of restricted shares of Common Stock with a value equal to [$100,000 / $75,000] as determined based on the per share closing price for the Common Stock on the date the Company achieves the Capital Deployment Hurdle and rounding up to nearest whole number of shares of Common Stock (the “CDH Grant”). The CDH Grant will vest ratably at a rate of 20% per year commencing on the first anniversary of the grant date subject to your continuous service as a non-executive director on the Board from the grant date through each vesting date and will otherwise be subject to a restricted share agreement substantially in the form attached as Exhibit A hereto with such changes thereto as the Company determines, in its sole discretion, are necessary to reflect the terms and conditions of the CDH Grant and any legally required changes.
3.	Compensation. Subject to your continuous service as a non-executive director on the Board from the date hereof through the earlier of (i) the date following the date on which the Company satisfies the Capital Deployment Hurdle or (ii) August 1, 2012, on such date (and on January 1 of each year thereafter, you will receive an annual retainer, at your election, of either: (a) [$40,000 / $30,000] in cash, paid in equal quarterly installments by no later than the thirtieth (30th) following the end of each calendar quarter, and a grant made as of the first day of such year of a number of restricted shares of Common Stock with a value equal to [$40,000 / $30,000] as determined based on the per share closing price for the Common Stock on the last trading date of the year immediately prior to the year for which such grant is made and rounding up to nearest whole number of shares of Common Stock, or (b) a grant made as of the first day of such year of a number of restricted shares of Common Stock with a value equal to [$100,000 / $75,000] as determined based on the per share closing price for the Common Stock on the last trading date of the year immediately prior to the year for which such grant is made and rounding up to nearest whole number of shares of Common Stock. The annual retainer will be paid and/or granted ratably for the first year (for example if such annual retainer is paid and/or granted on March 31, you will be entitled to receive three-quarters of the applicable amount of cash and/or the applicable value of the restricted stock that you would be entitled to had such annual retainer for the first year been granted on January 1). Any such election must be made prior to January 1 of the applicable year for which such annual retainer will be paid and/or granted (for example, an election must be made on or prior to December 31, 2012 with respect to the retainer for 2013). In the event that you do not make a timely election with regard to the retainer for any year, your retainer for such year will be the cash amount and grant set forth in subsection (a). Any restricted shares of Common Stock granted under this Section 3 will be granted under the Reunion Hospitality Trust, Inc. 2010 Equity Incentive Plan (the “Equity Plan”) (or a successor plan adopted and maintained by the Company or its successor), will vest ratably at a rate of 20% per year commencing on the first anniversary of the grant date subject to your continuous service as a non-executive director on the Board from the grant date through each vesting date and will otherwise be subject to the Equity Plan (or any such successor plan) and a restricted share agreement substantially in the form attached as Exhibit A hereto with such changes thereto as the Company determines, in its sole discretion, are necessary to reflect the terms and conditions of such grant, the terms and conditions of the Equity Plan and any legally required changes.

4.	Additional Compensation. In addition to the compensation set forth in this Agreement, commencing on the earlier of (i) the date following the date on which the Company satisfies the Capital Deployment Hurdle or (ii) August 1, 2012, you may also be entitled to receive additional amounts in connection with you serving on Board committees (including for service as the chair of a Board committee) in such amount(s) as may be determined from time to time by, and in the sole discretion of, the Compensation Committee of the Board.

5.	Reimbursement of Expenses. During the term of your service as a non-executive director on the Board, the Company will reimburse you for all reasonable direct third-party out-of-pocket expenses incurred by you in connection with your performance of your duties as a director, including, without limitation, reasonable travel expenses in connection with your attendance at Board and committee meetings. Any such reimbursement will be subject to documentation and the expense reimbursement policies of the Company relating to expense reimbursement.

6.	No Obligation to Continue Service. This Agreement is not an agreement of employment or services. This Agreement does not guarantee that the Company or its Affiliates will retain, or continue to retain you as a director or in any other capacity for any set period of time, including but not limited through the date of the completion of the Offering, the date that the Capital Deployment Hurdle is achieved or for any period during which a restricted share award granted hereunder is outstanding, nor does it modify in any respect the Company or its Affiliate’s right to terminate or modify your service.

7.	Independent Contractor Status. You acknowledge and agree that your status at all times will be that of an independent contractor. You hereby acknowledge and agree that all compensation paid to you as a director of the Company will represent fees for services as an independent contractor (unless you subsequently become an employee of the Company), and will therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. You further agree that you will pay all taxes, if any, assessed on such payments under the applicable laws of any federal, state, local or other jurisdiction.

8.	General Provisions.
(a) This Agreement will be governed by, and construed under and in accordance with the internal laws of the State of Maryland without reference to rules relating to conflicts of laws.
(b) This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. This Agreement is personal to you and you hereby acknowledge and agree that you may not assign your rights under this Agreement.
(c) This Agreement shall constitute the sole agreement between the parties hereto with respect to the subject matter hereof and shall supersede any and all prior agreements or understandings relating to the subject matter hereof. No change or amendment to this Agreement shall be binding unless in writing and signed by both parties.
(d) This Agreement may be executed in two or more counterparts (including via facsimile or PDF), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(e) The headings in this Agreement are for reference only, and shall not affect the meaning or interpretation of this Agreement.
(f) In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

(g) Although the Company does not guarantee the tax treatment of any payments or grants of restricted shares under this Agreement, the intent of the parties is that payments and grants of restricted shares under this Agreement be exempt from, or otherwise comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A. Any taxable reimbursement of costs and expenses by the Company provided for under this Agreement shall be made in accordance with the Company’s applicable policy and this Agreement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. With regard to any installment payments provided for under this Agreement, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.
[Remainder of page intentionally left blank — signature page follows]

          If this letter accurately reflects your understanding as to the terms relating to the compensation that you may be entitled to receive in connection with your service as a non-executive director on the Board, please sign and date one copy of this letter and return the same to me for the Company’s records.

REUNION HOSPITALITY TRUST, INC.

By:
Name:
Title:
ACCEPTED AND AGREED:.

[Name]

Dated:

EXHIBIT A
Form of Restricted Share Award
     THIS RESTRICTED SHARE AGREEMENT (this “Agreement”), is made, effective as of __________, 20____ (the “Grant Date”), by and between Reunion Hospitality Trust, Inc. (the “Company”) and ___________ (the “Participant”).
W I T N E S S E T H:
     WHEREAS, in recognition of the Participant’s continued service as a non-executive director on the Board of Directors of the Company (the “Board”), the Board has approved a grant of shares of the Company’s common stock, par value $0.001 per share (“Common Share”) to the Participant subject to certain restrictions as set forth herein.
     NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Grant of Common Shares. Subject to the restrictions, terms and conditions of this Agreement, the Company granted to the Participant on the Grant Date [_________] shares of duly authorized, validly issued, fully paid and non-assessable Common Share (the “Shares”). Pursuant to Sections 2, 3(c) and 3(d) hereof, the Shares are subject to certain transfer restrictions and possible risk of forfeiture. While such restrictions are in effect, the Shares subject to such restrictions shall be referred to herein as “Restricted Shares.”
     2. Restrictions on Transfer. The Participant shall not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Shares, except as set forth in this Agreement. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of the Restricted Shares in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.
     3. Restricted Shares.
          (a) Retention of Certificates. Promptly after the date of this Agreement, the Company shall issue stock certificates representing the Restricted Shares unless it elects to recognize such ownership through book entry or another similar method pursuant to Section 8 herein. The stock certificates shall be registered in the Participant’s name and shall bear any legend required under Section 4(a) of this Agreement. Unless held in book entry form, such stock certificates shall be held in custody by the Company (or its designated agent) until the restrictions thereon shall have lapsed. Upon the Company’s request, the Participant shall deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Shares. If the Participant receives a stock dividend on the Restricted Shares or the shares of Restricted Shares are split or the Participant receives any other shares, securities, moneys or property representing a dividend on the Restricted Shares or representing a distribution or return of capital upon or in respect of the Restricted Shares or any part thereof, or resulting from a split-up, reclassification or other like changes of the Restricted Shares, or otherwise received in exchange therefor, and any warrants, rights or options issued to the Participant in respect of the Restricted Shares (collectively “RS Property”), the Participant will also immediately deposit with and deliver to the Company any of such RS Property, including any certificates representing shares duly endorsed in blank or accompanied by stock powers duly executed in blank, and such RS Property shall be subject to the same restrictions, including that of this Section 3(a), as the Restricted Shares with regard to which they are issued and shall herein be encompassed within the term “Restricted Shares.”
               (b) Rights with Regard to Restricted Shares. The Participant will have the right to vote the Restricted Shares, to receive and retain any dividends payable to holders of Shares of record on and after the transfer of the Restricted Shares (although such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on Restricted Shares and stock dividends will be subject to the restrictions provided in Section 3(a)), and to exercise all other rights, powers and privileges of a holder of Common Share with respect to the Restricted Shares, with the exceptions that: (i) the Participant will not be entitled to delivery of the stock certificate or certificates representing the Restricted Shares until the Restriction Period shall have expired; (ii) the Company (or its designated agent) will retain custody of the stock certificate or certificates representing the Restricted Shares and the other RS Property during the Restriction Period; (iii) no RS Property shall bear interest or be segregated in separate accounts during the Restriction Period; and (iv) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Shares during the Restriction Period.
               (c) Vesting.
     (i) Time Based Vesting.
               A. 50% of the Restricted Shares shall be subject to time-based vesting in accordance with this Section 2(c)(i) (the “Time-Based Shares”). The Time-Based Shares shall become vested and cease to be Restricted Shares, and accordingly, the restrictions contained in Sections 2, 3(a) and 3(b) shall no longer apply (but the Time-Based Shares shall remain subject to Section 5) pursuant to the following schedule, which shall be cumulative; provided that the Participant is continuously providing services to the Company or an Affiliate from the Grant Date through the applicable vesting date:

Number of
Vesting Date	Time-Based Shares
[First Anniversary of the initial public offering for the Company’s common stock (the “IPO”)]

[Second Anniversary of IPO]

[Third Anniversary of IPO]

[Fourth Anniversary of IPO]

Number of
Vesting Date	Time-Based Shares
[Fifth Anniversary of IPO]
               B. In the event of a Corporate Transaction, to the extent then unvested 100% of the Time-Based Shares will vest on the Control Change Date, provided that the Participant is continuously providing services to the Company or an Affiliate from the Grant Date through the Control Change Date.
               C. “Control Change Date” means the date on which a Corporate Transaction occurs. If a Corporate Transaction occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.
               D. A “Corporate Transaction” shall be deemed to have occurred if after the Grant Date:
          (I) any “person” as such term is used in Section 3(a)(9) of Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (1) the Company or any of its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common shares, or (5) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing at least 50% of the combined voting power or common shares of the Company;
          (II) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board or whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the Board then still in office cease for any reason to constitute at least a majority thereof;
          (III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and common shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

          (IV) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power and common shares of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the common shares of the Company immediately prior to such sale.
     (ii) Performance Based Vesting.
               A. 50% of the Restricted Shares shall be subject to performance-based vesting in accordance with this Section 2(c)(ii) (the “Performance-Based Shares”). The Performance-Based Shares shall become vested and cease to be Restricted Shares, and accordingly, the restrictions contained in Sections 2, 3(a) and 3(b) shall no longer apply (but the Performance-Based Shares shall remain subject to Section 5) on the date(s) that the Board has determined and certified the achievement of the applicable Performance Vesting Goal, which shall be cumulative; provided that the Participant is continuously providing services to the Company or an Affiliate from the Grant Date through the 1st Tranche Achievement Date and the 2nd Tranche Achievement Date, as applicable:

Number of
Performance-
	Performance Vesting Goal	Based Shares
Tranche 1	Total Return (as defined below) equals or is greater than 20% of the per share price paid by investors in the Company’s initial public offering for the Company’s common stock (the “IPO Price”) (the “1st Return Threshold”) on a date (the “1st Tranche Achievement Date”) between the first (1st) anniversary of the Grant Date and the seventh (7th) Anniversary of the Grant Date

Tranche 2	Total Return equals or is greater than 25% of the IPO Price (the “2nd Return Threshold”) on a date (the “2nd Tranche Achievement Date”) between the second (2nd) anniversary of the Grant Date and the seventh (7th) Anniversary of the Grant Date
               B. If the 1st Return Threshold or the 2nd Return Threshold do not occur on or prior to the seventh (7th) Anniversary of the Grant Date, then the Number of Performance-Based Shares subject to the applicable Performance Vesting Goal shall be forfeited in their entirety (together with any related RS Property), without compensation, other than repayment of any par value paid by the Participant for such Performance-Based Shares (if any).

               C. In the event of a Corporate Transaction at any time prior to the seventh (7th) Anniversary of the Grant Date, to the extent then unvested (x) 100% of the Performance Based Shares in Tranche 1 will vest on the Control Change Date if the 1st Return Threshold is achieved in connection with the Corporate Transaction and (y) 100% of the Performance Based Shares in Tranche 2 will vest on the Control Change Date if the 2nd Return Threshold is achieved in connection with the Corporate Transaction; provided, in each case, that the Participant is continuously providing services to the Company or an Affiliate from the Grant Date through the Control Change Date.
               D. “Total Return” means an amount equal to the sum of (a) any increase or decrease in the trading price of the Common Shares on The NASDAQ Global Market or another nationally-recognized exchange compared to the IPO Price as adjusted for any stock splits or reverse stock splits, plus (b) the cumulative cash value of any dividends or other distributions paid by the Company on the Common Shares sold in the initial public offering of the Company’s Common Shares (including any distributions which may be deemed a return of capital) at the time of such calculation.
     (iii) There shall be no proportionate or partial vesting in the periods prior to any vesting date and, subject to Sections 3(c)(i) and 3(c)(ii), as applicable, all vesting pursuant to Sections 3(c)(i) and 3(c)(ii) shall occur only on the appropriate vesting date, the Participant is continuously providing services to the Company or an Affiliate from the Grant Date through such date.
     (iv) When any Shares of Restricted Shares become vested, the Company shall promptly issue and deliver, unless the Company is using a book entry or similar method pursuant to Section 8, in which case the Company shall upon the Participant’s request promptly issue and deliver, to the Participant a new stock certificate registered in the name of the Participant for such Shares without the legend set forth in Section 4(a) hereof and deliver to the Participant such Shares and, within 30 days following the vesting date, any related other RS Property (all of which is included in the term Restricted Shares), in each case free of all liens, claims and other encumbrances (other than those created by the Participant), subject to applicable withholding taxes.
               (d) Termination. [Upon a termination of the Participant’s service with the Company and its Affiliates on account of the Participant’s death or permanent and total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) all then unvested Restricted Shares shall vest on the date of termination.] Upon a termination of the Participant’s service with the Company and its Affiliates other than as provided in the foregoing sentence the Participant shall forfeit to the Company, without compensation, other than repayment of any par value paid by the Participant for such Shares (if any), any and all Restricted Shares (but no vested Shares) and RS Property.
               (e) Withholding. The Participant shall be solely responsible for all applicable foreign, federal, state, provincial and local taxes with respect to the Restricted Shares; provided, however, that at any time the Company is required to withhold any such taxes, the Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local or foreign taxes that the

Company is required to withhold at any time. In the absence of such arrangements, the Company or one of its Affiliates shall have the right to withhold such taxes from any amounts payable to the Participant, including, but not limited to, the right to withhold Shares otherwise deliverable to the Participant hereunder. In addition, any statutorily required withholding obligation may be satisfied, as determined in the Board’s sole discretion, in whole or in part, at the Participant’s election, in the form and manner prescribed by the Board, by delivery of Shares of Common Share to the Company (including Shares issuable under this Agreement) equal to the statutorily required withholding obligation.
               (f) Section 83(b). If the Participant properly elects (as permitted by Section 83(b) of the Code) within thirty (30) days after the Grant Date of the Restricted Shares to include in gross income for federal income tax purposes in the year of issuance the fair market value of all or a portion of such Restricted Shares, the Participant shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the applicable Restricted Shares. If the Participant shall fail to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Shares, as well as the rights set forth in Section 3(e) hereof. The Participant acknowledges that it is the Participant sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if the Participant elects to utilize such election.
               (g) Delivery Delay. The delivery of any certificate representing the Shares or other RS Property may be postponed by the Company for such period as may be required for it to comply with any applicable foreign, federal or state securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such Shares shall constitute a violation by the Participant or the Company of any provisions of any applicable foreign, federal or state law or of any regulations of any governmental authority or any national securities exchange.
     4. Legend. All certificates representing the Restricted Shares shall have endorsed thereon the following legends:
               (a) “The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of an agreement entered into between the registered owner and Reunion Hospitality Trust, Inc. (the “Company”). Copies of such agreement are on file at the principal office of the Company.”
               (b) Any legend required to be placed thereon by applicable blue sky laws of any state.
     Notwithstanding the foregoing, in no event shall the Company be obligated to issue a certificate representing the Restricted Shares prior to the vesting dates set forth above.

     5. Securities Representations. The Shares are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant.
               The Participant acknowledges, represents and warrants that:
               (a) the Participant has been advised that the participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”), currently or at the time the Participant desires to sell the Shares following the vesting of the Restricted Shares, and in this connection the Company is relying in part on the Participant’s representations set forth in this section.
               (b) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).
               (c) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Act, the Participant understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Share of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.
     6. No Obligation to Continue Service. This Agreement is not an agreement of employment or services. This Agreement does not guarantee that the Company or its Affiliates will retain, or continue to retain the Participant as a director or in any other capacity during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which the Restricted Shares are outstanding, nor does it modify in any respect the Company or its Affiliate’s right to terminate or modify the Participant’s service or compensation.
     7. Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of the Restricted Shares, Shares and property provided for herein, and the Participant hereby ratifies and confirms all that the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for the purpose.
     8. Uncertificated Shares. Notwithstanding anything else herein, to the extent permitted under applicable foreign, federal or state law, the Company may, issue the Restricted

Shares in the form of uncertificated shares. Such uncertificated shares of Restricted Shares shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant. If thereafter certificates are issued with respect to the uncertificated shares of Restricted Shares, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement.
     9. Rights as a Stockholder. The Participant shall have all rights of a stockholder with respect to the Restricted Shares, except with respect to the right to Transfer any shares of Restricted Shares during the Restriction Period or except as otherwise specifically provided for in this Agreement.
     10. Notices. Any notice or communication given hereunder (each a “Notice”) shall be in writing and shall be sent by personal delivery, by courier or by United States mail (registered or certified mail, postage prepaid and return receipt requested), to the appropriate party at the address set forth below:
If to the Company, to:
Reunion Hospitality Trust, Inc.
1370 Avenue of the Americas, 28th Floor
New York, New York 10019
Attention:
Facsimile: (212) 656-1777
If to the Participant, to the address for the Participant on file with the Company;
or such other address or to the attention of such other person as a party shall have specified by prior Notice to the other party. Each Notice will be deemed given and effective upon actual receipt (or refusal of receipt).
     11. Acceptance. The Participant shall forfeit the Restricted Shares if the Participant does not execute this Agreement within a period of 60 days from the date the Participant receives this Agreement (or such other period as the Board shall provide). In the event that the Restricted Shares is not accepted within such time period, this Agreement shall be null and void ab initio and this award of Restricted Shares shall not be valid.
     12. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.
     13. Consent to Jurisdiction. In the event of any dispute, controversy or claim between the Company or any Affiliate and the Participant in any way concerning, arising out of or relating to this Agreement (a “Dispute”), including without limitation any Dispute concerning, arising out of or relating to the interpretation, application or enforcement of this Agreement, the parties hereby (a) agree and consent to the personal jurisdiction of the courts of the State of New York located in New York County and/or the Federal courts of the United States of America located in the Southern District of New York (collectively, the “Agreed Venue”) for resolution of any such Dispute, (b) agree that those courts in the Agreed Venue, and only those courts, shall have exclusive jurisdiction to determine any Dispute, including any appeal, and (c) agree that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York. The parties also hereby irrevocably (i) submit to the jurisdiction of any competent court in the Agreed Venue (and of the appropriate appellate courts therefrom), (ii) to the fullest extent permitted by law, waive any and all defenses the parties may have on the grounds of lack of jurisdiction of any such court and any other objection that such parties may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court (including without limitation any defense that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum), and (iii) consent to service of process in any such suit, action or proceeding, anywhere in the world, whether within or without the jurisdiction of any such court, in any manner provided by applicable law. Without limiting the foregoing, each party agrees that service of process on such party pursuant to a Notice as provided in Section 11 hereof shall be deemed effective service of process on such party. Any action for enforcement or recognition of any judgment obtained in connection with a Dispute may enforced in any competent court in the Agreed Venue or in any other court of competent jurisdiction.
     14. Amendment. No modification or waiver of any of the provisions of this Agreement shall be effective unless in writing by the party against whom it is sought to be enforced.
     15. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
     16. Miscellaneous.
               (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
               (b) The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
               (c) Although the Company makes no guarantee with respect to the tax treatment of the Restricted Shares, the award of Restricted Shares pursuant to this Agreement is intended to be exempt from Section 409A of the Code. With respect to any dividends and other RS Property, however, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code relating to “short-term deferrals” thereunder, and shall be limited, construed and interpreted in a manner so as to comply therewith.
[Remainder of page intentionally left blank — signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

REUNION HOSPITALITY TRUST, INC.

By:
Name:
Title:
PARTICIPANT

[Name]

EXHIBIT B
Definitions
“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships). For this purpose, the term “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of shares or interests in the entity, or the power to direct the management and policies of the entity, by contract or otherwise.
The “Capital Deployment Hurdle” shall be achieved upon the aggregate PI Transaction Value of all Permitted Investments exceeding 75% of the escrowed proceeds (the “Escrow Proceeds”) held in the escrow account funded upon the completion of the Company’s initial public offering and concurrent private placement (the “Escrow Account”), and the release to the Company of the remaining amount of the Escrowed Proceeds from (to the extent of lawfully available funds), and the termination of, the Escrow Account.
“Permitted Investment” means an investment by the Company in and to acquire hospitality and related investments, with a focus on distressed opportunities primarily in the United States and Canada.
“PI Transaction Value” means, without duplication, the sum of:
(i)	the cost of a Permitted Investment, whether consummated or subject to definitive documentation pursuant to which the Company provides a commitment of capital to consummate such Permitted Investment;

(ii)	the amount of debt which is senior in the capital structure to, or pari passu with, a Permitted Investment (such as, in the event we make a mezzanine loan to a hotel owner, the amount of any mortgage loan encumbering the hotel), only to the extent such Permitted Investment, after consultation with third party accountants, would reasonably be expected to be required to be consolidated on our balance sheet pursuant to U.S. generally accepted accounting principles, or GAAP;

(iii)	any equity with a liquidation preference which is senior to, or pari passu with, a Permitted Investment (such as, in the event we purchase common equity in an entity that owns hotel properties, any outstanding preferred equity issued by such entity which has a liquidation preference senior in priority to our investment), only to the extent such Permitted Investment, after consultation with third party accountants, would reasonably be expected to be required to be consolidated on our balance sheet pursuant to GAAP;

(iv)	estimated closing costs, pursuit costs, due diligence costs (such as engineering, environmental and property condition reports, surveys, title commitments, zoning reports and legal and accounting fees) and applicable transaction expenses; and

(v)	estimated amounts needed to cover future capital and funding commitments relating to a Permitted Investment (as set forth in a written agreement or budget) including,

without limitation, capital expenditures, escrows and follow-on investments or advances.